For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE

                     FIRST KEYSTONE ANNOUNCES
                 FOURTH QUARTER AND 2006 EARNINGS

Berwick, Pennsylvania - January 31, 2007 - First Keystone Corporation (OTC BB: FKYS), parent company of The First National Bank of Berwick, reported net income of $1,662,000 for the quarter ending December 31, 2006, as compared to $1,591,000 for the fourth quarter of 2005, an increase of 4.5%. For the year ending December 31, 2006, net income decreased to $6,190,000 as compared to $6,847,000 for 2005. Return on assets and return on equity were 1.20% and 11.76%, respectively for the year ending December 31, 2006.

Earnings per share were $.36 for the fourth quarter of 2006, and $1.35 for the year ending December 31, 2006, which compares to $.34 and $1.48 for the fourth quarter and year, respectively in 2005. Cash dividends paid for 2006 were $.85 as compared to $.78 paid in 2005, an increase of 9.0%. Per share data was adjusted to reflect a 5% stock dividend paid December 5, 2006.

President J. Gerald Bazewicz reported, "While we are pleased with our financial results in 2006, the continued presence of a flat or inverted yield curve has constrained revenue growth and presents a challenge. The tightening of our net interest margin in 2006 was partially offset by a decrease in our provision for loan losses and continued excellent control over non-interest expenses. The reduction in our provision for loan losses was primarily a result of a decline in charge offs and continued satisfactory asset quality."

Total assets and deposits increased to $525,920,000 and $384,020,000 as of December 31, 2006, an increase of 2.6% and 5.9% respectively over year end 2005. Loans, net of unearned income, increased 7.3% to $251,757,000 as of year end 2006. Stockholders' equity remained very strong at $53,387,000 as of December 31, 2006.

The First National Bank of Berwick, an independently owned community bank since 1864, presently operates 10 full service offices in Columbia (5), Luzerne (4), and Montour (1) Counties providing banking and trust services.


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


Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher,
      800-223-4207; Legg Mason Wood Walker, Inc., 800-888-6673; Janney
Montgomery Scott, Inc., 800-526-6397; Ferris, Baker, Watts, Inc.,
800-638-7411; Ryan, Beck and Company, 800-223-8969; and Boenning
& Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


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